Exhibit 5.d

September 3, 2003

Crown Cork & Seal Canada Inc., 889273 Ontario Inc.,

Risdon-AMS (Canada) Inc. and Zeller Plastik Canada Inc.

c/o Crown Holdings Inc.

1 Crown Way

PHILADELPHIA PA 19154

—and to—

Dechert LLP

4000 Bell Atlantic Tower

1717 Arch Street

PHILADELPHIA PA 19103

Re:    Form S-4 Registration Statement (Reg. No. 333-105552)

Gentlemen and Ladies:

Scope of Opinion

We have acted as Ontario counsel for Crown Cork & Seal Canada Inc. (“Crown Canada”), 889273 Ontario Inc., Risdon-AMS (Canada) Inc., and Zeller Plastik Canada Inc. (each Ontario corporations) (each a “Company” and collectively the “Companies”), in connection with the preparation and filing of the Registration Statement on Form S-4 (Registration No. 333-105552) originally filed by Crown European Holdings (“CEH”) and the other registrants, including the Companies named therein (the “Guarantors”) on May 23, 2003 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), as amended (the “Registration Statement”), for the purpose of registering the issuance by CEH of up to an aggregate principal amount of (i) $1,085,000,000 of CEH’s 9 1/2% Second Priority Senior Secured Notes due 2011; (ii) €285,000,000 of CEH’s 10 1/4% Second Priority Senior Secured Notes due 2011; and (iii) $725,000,000 of CEH’s 10 7/8% Third Priority Senior Secured Notes due 2013 (the “New Notes”) and the guarantees thereof by the Guarantors (the “New Guarantees”) under the Securities Act. The New Notes are to be issued in exchange for an equal aggregate principal amount of CEH’s outstanding: (i) 9 1/2% Second Priority Senior Secured Notes due 2011; (ii)

10 1/4% Second Priority Senior Secured Notes due 2011; and (iii) 10 7/8% Third Priority Senior Secured Notes due 2013, respectively (the “Old Notes”), and the guarantees thereof by the Guarantors (the “Old Guarantees”), pursuant to the Registration Rights Agreements (the “Registration Rights Agreements”) by and among CEH, the Companies, the other Guarantors, Salomon Smith Barney Inc., Deutsche Bank Securities Inc., ABN AMRO Incorporated and Jefferies & Company, Inc. incorporated by reference as Exhibits 4.k and 4.l to the Registration Statement.

The New Notes and the New Guarantees are to be issued pursuant to the terms of the indentures by and among CEH, the Companies, the other Guarantors and Wells Fargo Bank Minnesota, National Association as trustee (the “Trustee”), incorporated by reference as Exhibits 4.m and 4.p to the Registration Statement (the “Indentures”). The Indentures are to be qualified under the Trust Indenture Act.

In connection with the foregoing, we have reviewed such records, documents, agreements and certificates and examined such questions of law, as we have considered necessary or appropriate for the purposes of this opinion, including:

(a)	the Registration Statement;

(b)	the Indentures;

(c)	the forms of the New Guarantees;

(d)	the forms of the New Notes;

(e)	certificates of status dated September 3, 2003 issued in respect of each of the Companies pursuant to the Business Corporations Act (Ontario); and

(f)	a certificate of an officer of each of the Companies with respect to certain factual and general corporate matters, each dated September 3, 2003 (the “Officer’s Certificates”).

In making our examination of records, documents, agreements and certificates, we have assumed the authenticity of the same, the correctness of the information contained therein, the genuineness of all signatures, the authority of all persons entering and maintaining records or executing documents, agreements and certificates (other than persons executing documents, agreements and certificates on behalf of the Companies), and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents, agreements of certificates. In rendering our opinions, we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of the Companies, including the completeness, truth and accuracy of all statements of fact contained in the Officer’s Certificates, a copy of each of which is delivered herewith.

In expressing the opinion in paragraph (1) below with respect to the existence of the Companies, we have relied on the certificates of status referred to in paragraph (e) above, a copy of each of which is delivered herewith.

This opinion is limited to the laws of the Province of Ontario and the federal laws of Canada applicable in Ontario, and we express no opinion as to laws of any other jurisdiction.

Based upon and subject to the foregoing, we are the opinion that:

(1)	Each of the Companies is a corporation incorporated and validly existing under the Business Corporations Act (Ontario) and each has the requisite corporate power and authority to execute, deliver and perform its obligations under the New Guarantees to the extent it is a party thereto;

(2)	The execution, delivery and performance of the New Guarantees has been duly authorized by all necessary corporate action of each of the Companies to the extent it is a party thereto; and

(3)	Each of the Companies duly executed and delivered the Indentures to the extent it is a party thereto.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained therein under the caption “Legal Matters.” In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Other than in connection with the Registration Statement, this opinion is not to otherwise be made available to or relied upon by any person, nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority.

Yours truly,

“MILLER THOMSON LLP”